Exhibit 99.1

Silexion Therapeutics Receives Approval from Israeli Ministry of Health to Initiate Phase 2/3
Clinical Trial of SIL204 in Locally Advanced Pancreatic Cancer

Significant regulatory milestone marks advancement into clinical-stage development of next-
generation RNAi therapy featuring an innovative, integrated systemic treatment delivery approach targeting highly prevalent KRAS-driven cancers with significant unmet medical need

Company reported strong positive preclinical study results demonstrating significant anti-tumor activity in multiple models and announced successful completion of toxicology studies, and constructive regulatory engagement supporting the Phase 2/3 trial design

Silexion expects to initiate human clinical trials in the second quarter of 2026

Grand Cayman, Cayman Islands, March 24, 2026 (GLOBE NEWSWIRE) - Silexion Therapeutics Corp. (NASDAQ: SLXN) ("Silexion" or the "Company"), a clinical-stage, oncology-focused biotechnology company, today announced that it has received formal approval from the Israeli Ministry of Health to initiate its Phase 2/3 clinical trial evaluating SIL204 for the treatment of locally advanced pancreatic cancer, following positive preclinical results that demonstrated significant anti-tumor activity in mulitple models alongside successful completion of toxicology studies.

This approval represents a major regulatory milestone and a critical advancement for the Company, enabling the transition of SIL204 into human clinical evaluation and positioning Silexion as a clinical-stage biotechnology company focused on KRAS-driven cancers.

SIL204 is designed to silence KRAS mutations, which are present in over 90% of pancreatic cancers and are widely recognized as one of the most challenging targets in oncology. Unlike mutation-specific approaches, SIL204 is engineered to target a broad range of KRAS mutations, supporting its potential applicability across multiple high-value cancer indications.

The approval follows a series of major positive developments achieved by the Company, including strong positive anti-tumor activity demonstrated in multiple preclinical models, successful completion of toxicology studies, and constructive regulatory engagement supporting the Phase 2/3 trial design. Together, these achievements have enabled SIL204 to advance toward clinical-stage development. The Company also plans to submit a Phase 2/3 clinical trial application in Germany by the end of this current quarter, with additional regulatory filings across the European Union planned in early 2027.

“The receipt of this approval marks a defining and highly significant milestone for Silexion,” said Ilan Hadar, Chairman and Chief Executive Officer of Silexion Therapeutics. “We are now advancing SIL204 into a pivotal clinical trial with the goal of addressing KRAS-driven cancers at their source. This progress reflects the strength of our data, the safety demonstrated during the Loder (predecessor to SIL204) clinical trial, the urgency of the unmet need in pancreatic cancer, and our continued execution toward developing a potentially transformative therapy.”

The Company expects to initiate the Phase 2/3 trial in the second quarter of 2026, subject to site activation and standard clinical readiness procedures, and plans to advance SIL204 as a potential treatment across additional KRAS-driven indications, including colorectal and lung cancers.

About Silexion Therapeutics
Silexion Therapeutics is a pioneering clinical-stage, oncology-focused biotechnology company dedicated to the development of innovative treatments for unsatisfactorily treated solid tumor cancers that have the mutated KRAS oncogene, generally considered to be the most common oncogenic gene driver in human cancers. The Company conducted a Phase 2a clinical trial in its first-generation product, which showed a positive trend in comparison to the control of chemotherapy alone. Silexion is committed to pushing the boundaries of therapeutic advancements in the field of oncology and further developing its lead product candidate for locally advanced pancreatic cancer. For more information, please visit: https://silexion.com

Notice Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including, for example, statements regarding the initiation, timing, design, and conduct of the planned Phase 2/3 clinical trial of SIL204, including expected trial commencement in the second quarter of 2026 and patient enrollment; the timing, content, and outcome of regulatory submissions and interactions with regulatory authorities in Israel, Germany, the European Union, and other jurisdictions; the advancement of SIL204 into clinical-stage development; the potential therapeutic benefits and clinical utility of SIL204 across KRAS-driven cancers; the Company’s plans to expand development into additional indications, including colorectal and lung cancers; the Company’s development strategy and anticipated milestones; its ability to raise additional capital and fund operations; and its ability to maintain its Nasdaq listing, are forward-looking statements. These forward-looking statements are generally identified by terminology such as "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) Silexion's ability to successfully complete preclinical studies and initiate clinical trials; (ii) Silexion's strategy, future operations, financial position, projected costs, prospects, and plans; (iii) the impact of the regulatory environment and compliance complexities; (iv) expectations regarding future partnerships or other relationships with third parties; (v) Silexion's future capital requirements and sources and uses of cash, including its ability to obtain additional capital; (vi) Silexion's ability to maintain its Nasdaq listing; and (vii) other risks and uncertainties set forth in the documents filed by the Company with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 17, 2026. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact:
Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

Investor Relations
Arx Investor Relations
North American Equities Desk
silexion@arxhq.com